UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2013

Emerge Energy Services LP

(Exact name of registrant as specified in its charter)

Delaware	001-35912	90-0832937
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or	File Number)	Identification No.)
organization)

1400 Civic Place, Suite 250

Southlake, Texas 76092
(Address of principal executive office) (Zip Code)

(817) 488-7775
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 8, 2013, Emerge Energy Services LP (the “Partnership”) entered into an underwriting agreement (the “Underwriting Agreement”), by and among the Partnership, Emerge Energy Services GP LLC (the “General Partner”), Emerge Energy Services Operating LLC (the “Operating Company,” and together with the Partnership and the General Partner, the “Partnership Parties”), and Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Wells Fargo Securities LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Underwriters”), providing for the offer and sale by the Partnership (the “Offering”), and purchase by the Underwriters, of 7,500,000 common units representing limited partner interests in the Partnership (“Common Units”) at a price to the public of $17.00 per Common Unit ($15.98 per Common Unit, net of underwriting discounts). Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters an option for a period of 30 days to purchase up to an additional 1,125,000 Common Units on the same terms.

The material terms of the Offering are described in the prospectus, dated May 8, 2013 (the “Prospectus”), filed by the Partnership with the United States Securities and Exchange Commission (the “Commission”) on May 10, 2013 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-187487), initially filed by the Partnership on March 25, 2013.

The Underwriting Agreement contains customary representations, warranties and agreements of the Partnership Parties, and customary conditions to closing, obligations of the parties and termination provisions. The Partnership Parties have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering is expected to close on May 14, 2013. The Partnership will receive net proceeds (after deducting underwriting discounts, commissions and a structuring fee, but before paying offering expenses) from the Offering of approximately $118.9 million. As described in the Prospectus, the Partnership will use the net proceeds of the sale of the Common Units to:

• repay $88.3 million of its subsidiaries’ existing debt;

• contribute $11.5 million to its operating subsidiary;

• pay $8.9 million of cash-based compensation awards to senior management at its subsidiaries; and

• pay estimated offering expenses of $10.2 million.

As more fully described under the caption “Underwriting” in the Prospectus, certain of the Underwriters have in the past provided and may from time to time in the future provide commercial banking, investment banking and advisory services in the ordinary course of their business for the Partnership Parties and their respective affiliates for which they have received and in the future will be entitled to receive, customary fees and reimbursement of expenses. Affiliates of Citigroup Global Markets Inc., Co., Wells Fargo Securities, LLC and  Stifel, Nicolaus & Company are lenders under revolving credit facilities of the Partnership’s subsidiaries and, in that respect, will receive a portion of the net proceeds from this offering.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement, dated May 8, 2013, among the Partnership, the General Partner, the Operating Company and the Underwriters named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emerge Energy Services LP

	By:	Emerge Energy Services GP LLC,
its general partner

Dated: May 14, 2013	By:	/s/ Rick Shearer
		Name:	Rick Shearer
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
1.1	Underwriting Agreement, dated May 8, 2013, among the Partnership, the General Partner, the Operating Company and the Underwriters named therein